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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                     TO THE AMENDED AND RESTATED CHARTER OF
                                STORAGE USA, INC.


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation (the "Corporation") hereby adopts the following Articles of Amendment to its Amended and Restated Charter:

         1.       The name of the corporation is Storage USA, Inc.

         2.       The text of the amendment adopted is as follows:

Paragraph 8.2 of the Corporation's Amended and Restated Charter shall be struck out in its entirety and the following substituted therefor:

         8.2 Election of Directors. Directors shall be elected at the annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies thus existing. Directors shall hold their offices for terms of one year and until their successors are elected and qualified. Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board of Directors.

         3. The foregoing amendment was duly adopted by the shareholders of the Corporation on May 7, 1997.

         4. These Articles of Amendment are to become effective when accepted for filing by the Secretary of the State of Tennessee.

Dated: May 19, 1997.

                                 STORAGE USA, INC.



                                 By:    /s/ Thomas E. Robinson
                                    -------------------------------------------
                                 Name:  Thomas E. Robinson
                                 Title: President and Chief Financial Officer